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                                                                    EXHIBIT 23.1


                         INDEPENDENT ACCOUNTANTS CONSENT



The Board of Directors
TeleHubLink Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-34456) on Form S-8 of TeleHubLink Corporation of our report dated April 20, 2001, relating to the consolidated balance sheets of TeleHubLink Corporation as of January 27, 2001 and January 29, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the January 27, 2001 annual report on Form 10-KSB of TeleHubLink Corporation. Our report dated April 20, 2001 contains an explanatory paragraph that states that the Company has incurred significant operating losses and has a net capital deficiency and immediate borrowing needs to continue to fund its ongoing operations, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




/s/ KPMG
Boston, Massachusetts
April 27, 2001

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